Exhibit 10.34

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made as of the        day of           , 2003, by and between Universal Access Global Holdings Inc., a Delaware corporation (the “Company”), and                              (the “Executive”).

R E C I T A L S

A.                                   The Company is in the telecommunications business.

B.                                     The Company desires to employ the Executive and Executive desires to be employed by the Company as its                                subject to the terms, conditions and covenants hereinafter set forth.

C.                                     As a condition of the Company employing the Executive, Executive has agreed not to divulge to the public the Company’s confidential information, not to solicit the Company’s vendors, customers or employees and not to compete with the Company, all upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and the agreements, covenants and conditions set forth herein, the Executive and the Company hereby agree as follows:

ARTICLE I

EMPLOYMENT

1.1                                 Employment.  The Company hereby employs, engages, and hires Executive, and Executive hereby accepts employment, upon the terms and conditions set forth in this Agreement.  The Executive shall serve as the                                of the Company.  The Executive shall have and fully perform the duties required for such job title and position and perform such additional services and discharge such other responsibilities as may be, from time to time, assigned or delegated by the Company.

1.2                                 Activities and Duties During Employment.  Executive represents and warrants to the Company that Executive is free to accept employment with the Company and that Executive has no prior or other commitments or obligations of any kind to anyone else that would hinder or interfere with the performance of this Agreement.

1.3                                 Diligent Performance.  Executive accepts the employment described in Article I of this Agreement and agrees to devote his full time and efforts to the faithful and diligent performance of the services described herein, including the performance of such other services and responsibilities as the Company may, from time to time, stipulate.  Notwithstanding any provision in this Agreement to the contrary, Executive shall be permitted to serve as a member of the board of directors of other for-profit or non-profit organizations, so long as such memberships do not interfere, individually or in the aggregate, with the performance of the Executive’s duties hereunder and would not reasonably be expected to compete with the business of the Company.

ARTICLE II

TERM

2.1                                 Term.  Unless sooner terminated as hereinafter provided, the term of employment under this Agreement shall be one (1) year (the “Initial Term”), commencing on the date of this Agreement.  This Agreement shall automatically renew for successive one year terms thereafter (each a “Renewal Term”) unless either party delivers notice of termination to the other party not less than fifteen (15) days prior to the end of the Initial Term or Renewal Term in question.  The Initial Term and any Renewal Terms shall herein be referred to as the “Employment Term”.

2.2                                 Termination.  Section 2.1 notwithstanding, the Employment Term and employment of Executive may be earlier terminated as follows:

(a)                                  By the Company immediately for “Cause.”  For the purpose of this Agreement, “Cause” shall mean:  (i) a material breach of Articles IV and V of this Agreement; (ii) conduct amounting to fraud, embezzlement, or gross misconduct in connection with Executive’s duties under this Agreement; (iii) the indictment (or the equivalent thereof) of Executive by a court of proper jurisdiction of (or his written, voluntary and freely given confession to) a crime which constitutes a felony or an indictment (or the equivalent thereof) that results in material injury to the Company’s property, operation or reputation; (iv) the willful failure of Executive to comply with reasonable directions of the Company after (a) written notice is delivered to the Executive describing such willful failure and (b) Executive has failed to cure such willful failure after a reasonable time period as determined by the Company in its reasonable discretion (not to be less than 10 calendar days); or (v) willful misconduct or a material default by the Executive in the performance or observance of any promise or undertaking of Executive under this Agreement.

(b)                                 Automatically, without the action of either party, upon the death of Executive (“Death”).

(c)                                  By either party upon the “Total Disability” of the Executive.  The Executive shall be considered to have a “Total Disability” for purposes of this Agreement if he is unable by reason of accident or illness to substantially perform his employment duties, and is expected to be in such condition for periods totaling six (6) months (whether or not consecutive) during any period of twelve (12) months.  The determination of whether a Total Disability has occurred shall be determined by the Company, in good faith, at its sole discretion.  Nothing herein shall limit the Executive’s right to receive any payments to which Executive may be entitled under any disability or employee benefit plan of the Company or under any disability or insurance policy or plan.  During a period of disability prior to termination hereunder, Executive shall continue to receive his base salary and benefits, subject to offset to the extent of any disability insurance payments received by the Executive pursuant to any disability insurance policy maintained by or paid for by the Company.

(d)                                 By the Executive for “Good Reason.”  For purposes of this Agreement, “Good Reason” shall mean:  (i) the assignment to the Executive of any duties inconsistent with the Executive’s position, authority, duties or responsibilities as contemplated by Section 1.1 of this Agreement, or any other activity of the Company which results in a diminution of such position, authority, duties or responsibilities, excluding for this purpose any isolated action not taken in bad faith and which is promptly remedied by the Company within ten (10) business days of written notice thereof given by the Executive; or (ii) the failure to pay the Executive the compensation required pursuant to this Agreement, if such failure has not been reasonably cured by the Company within ten business (10) days of receipt of written notice from the Executive.  A termination of employment by the Executive for Good Reason shall be effectuated by giving the Company written notice of the termination within thirty (30) calendar days of the event constituting Good Reason, setting forth in reasonable detail the specific conduct of the Company that constitutes Good Reason and the specific provisions of the Agreement on which the Executive relies. Notwithstanding the foregoing, actions taken during the Total Disability of the Executive shall not, during the continuance of such Total Disability, constitute “Good Reason” under Section 2.2(d)(i) hereof.

(e)                                  By the Executive without Good Reason upon fifteen (15) calendar days prior written notice.

(f)                                    By the Company other than for Cause, Death or Total Disability, upon fifteen (15) calendar days prior written notice.

2.3                                 Cessation of Rights and Obligations:  Survival of Certain Provisions.  On the date of expiration or earlier termination of the Employment Term for any reason, all of the respective rights, duties, obligations and covenants of the parties, as set forth herein, shall, except as specifically provided herein to the contrary, cease and become of no further force or effect as of the date of said termination, and shall only survive as expressly provided for herein.

2.4                                 Cessation of Compensation.  In lieu of any severance under any severance plan that the Company may then have in effect, and with respect to any payments to be made under Section 2.4(c), subject to the Executive’s execution of an agreement reasonably acceptable to the Company that (1) waives any rights the Executive may otherwise have against the Company and (2) releases the Company from actions, suits, claims, proceedings and demands related to the period of employment and/or the termination of employment (the agreement being provided to the Executive for his review within seven (7) business days of such termination), the Company shall pay to the Executive, and the Executive shall be entitled to receive, the following amounts:

(a)                                  Upon (i) Executive voluntarily terminating his employment as provided in Section 2.2(e), (ii) the expiration of the Employment Term because the Executive elects to not extend the Employment Term, or (iii) a termination of the Employment Term for Cause by the Company as provided in Section 2.2(a), the Executive shall be entitled to receive his base salary (which shall include any of his earned but unused vacation pay through the date of such termination) and expense reimbursements solely through the date of termination.

(b)                                       Upon the termination of the Employment Term by reason of the Death or Total Disability of the Executive, the Executive (or, in the case of Death, his estate) shall be entitled to receive his base salary (which shall include any of his earned but unused vacation pay through the date of such termination) and expense reimbursements solely through the date of termination.

(c)                                        Upon the termination or non-renewal of the Employment Term by the Company for any reason (other than Cause, Death or Total Disability), or upon the Executive terminating his employment for Good Reason, the Executive shall be entitled to termination pay equal to six months of base salary, payable in a single sum on the eighth (8th) calendar day following the execution by the Executive of the agreement mandated under this Section 2.4.  It shall be a condition to Executive’s right to receive the payments described above that Executive shall be in compliance with all of his obligations which survive termination hereof, including without limitation those arising under Articles IV and V hereof.  The payments described above are intended to be in lieu of all other payments to which Executive might otherwise be entitled in respect of termination of Executive’s employment without Cause, or for Good Reason, unless otherwise required by law or under other agreements between the parties.

2.5                                 Business Expenses.

(a)                                  The Company shall reimburse the Executive for all reasonable, ordinary, and necessary business expenses incurred by him in connection with the performance of his duties hereunder, including, but not limited to, ordinary and necessary travel expenses and entertainment expenses, subject to the policies of the Company from time-to-time in effect and the terms otherwise set forth herein.

(b)                                 The Executive shall provide the Company with an accounting of his expenses, which accounting shall clearly reflect which expenses were incurred for proper business purposes in accordance with the policies adopted by the Company and as such are reimbursable by the Company.  The Executive shall provide the Company with such other supporting documentation and other substantiation of reimbursable expenses as will conform to Internal Revenue Service or other requirements.  All such reimbursements shall be payable by the Company to the Executive within a reasonable time after receipt by the Company of appropriate documentation therefor.

2.6                                 Sole Compensation.  Executive shall not be entitled to any compensation from the Company other than as set forth in Article II hereof as a result of termination of Executive’s employment.

ARTICLE III

COMPENSATION AND BENEFITS

3.1                                 Compensation.  During the Employment Term of this Agreement, the Company shall pay Executive such salary and bonus as set forth on Exhibit A.

3.2                                 Payment.  All compensation shall be payable in intervals in accordance with the general payroll payment practice of the Company. The compensation shall be subject to such withholdings and deductions by the Company as are required by law.  On termination of the Employment Term, the Company shall be entitled to set off against any monies owing by the Company to Executive the amount of any monies owing from Executive to the Company, and Executive hereby agrees to execute any further documents or consents as deemed necessary by the Company at the time his employment terminates to permit such set off.

3.3                                 Other Benefits.  Executive shall be entitled to participate in any retirement, pension, profit-sharing, stock option, health plan, insurance, disability income, vacation, incentive compensation and welfare or any other benefit plans or programs of the Company which may now or hereafter be in effect and for which the Executive is eligible, subject to the terms of such plans or programs.  Notwithstanding the foregoing, the Company shall be under no obligation to institute or continue the existence of any such benefit plan.

ARTICLE IV

CONFIDENTIALITY, NON-SOLICITATION AND NON-COMPETE AGREEMENT

4.1                                 Non-Disclosure of Confidential Information.  Executive hereby acknowledges and agrees that the duties and services to be performed by Executive under this Agreement are special and unique and that as of a result of the employment hereunder, Executive will acquire, develop and use information of a special and unique nature and value that is not generally known to the public or to the Company’s industry, including but not limited to, certain records, phone locations, documentation, software programs, price lists, contract prices for purchase and sale of telephone access and telephone services, customer lists, prospect lists, pricing on business proposals to new and existing customers, network configuration, supplier pricing, equipment configurations, business plans, ledgers and general information, employee records, mailing lists, accounts receivable and payable ledgers, financial and other records of the Company or its Affiliates, and other similar matters (all such information being hereinafter referred to as “Confidential Information”).  Executive further acknowledges and agrees that the Confidential Information is of great value to the Company and its Affiliates and that the restrictions and agreements contained in this Agreement are reasonably necessary to protect the Confidential Information and the goodwill of the Company.   Accordingly, Executive hereby agrees that:

(a)                                  Executive will not, while employed by the Company or at any time thereafter, directly or indirectly, except in connection with Executive’s performance of the duties under this Agreement, or as otherwise authorized in writing by the Company for the benefit of the Company, divulge to any person, firm, corporation, limited liability company, or organization, other than the Company

(hereinafter referred to as “Third Parties”), or use or cause or authorize any Third Parties to use, the Confidential Information, except as required by law; and

(b)                                 Upon the termination of Executive’s employment for any reason whatsoever, or at any time during the term of employment upon demand by the Company, Executive shall deliver or cause to be delivered to the Company any and all Confidential Information or documents containing Confidential Information, including notes, drawings, notebooks, notes, records, keys, data and other documents and materials belonging to the Company or its Affiliates which is in his possession or under his control relating to the Company or its Affiliates, regardless of the medium upon which it is stored, and will deliver to the Company upon such termination of employment or demand any other property of the Company or its Affiliates which is in his possession or control.

4.2                                 Non-Solicitation Covenant.  Executive hereby covenants and agrees that while employed by the Company and for a period of one (1) year following the termination of Executive’s employment with the Company for any reason, Executive shall not, except on behalf of the Company, (i) directly or indirectly, contact, solicit, interfere with, or endeavor to entice away from the Company or its Affiliates any person, firm, corporation, limited liability company or other entity that was a customer of the Company at any time while Executive was an employee of the Company or its Affiliates or who is a “prospective customer” of the Company, or (ii) induce, attempt to induce or hire any employee (or any person who was an employee during the year preceding the date of any solicitation) of the Company or its Affiliates to leave the employ of the Company or its Affiliates, or in any way interfere with the relationship between any such employee and the Company or its Affiliates.  For purposes hereof, “prospective customer” shall mean any person or entity which has been solicited for business by Executive or any officer or other employee of the Company during the one year period preceding the date of termination of Executive’s employment with the Company.

4.3                                 Non-Competition Covenant.  Executive acknowledges that the covenants set forth in this Article IV are reasonable in scope and essential to the preservation of the Business of the Company (as defined herein).  Executive also acknowledges that the enforcement of the covenants set forth in this Article IV will not preclude Executive from otherwise being able to be gainfully employed.  In addition, Executive acknowledges that the Company has obtained an advantage over its competitors as a result of its name, location and reputation that is characterized by near permanent relationships with vendors, customers, principals and other contacts which it has developed at great expense.  Furthermore, Executive acknowledges that competition by him following the termination or expiration of his employment would impair the operation of the Company beyond that which would arise from the competition of an unrelated third party with similar skills.  Executive hereby agrees that he shall not, during his employment and for a period of one (1) year after the end of his employment, directly or indirectly, engage in or become directly or indirectly interested in any proprietorship, partnership, firm, trust, company, limited liability company or other entity, other than the Company (whether as owner, partner, trustee, beneficiary, stockholder, member, officer, director, employee, independent contractor, agent, servant, consultant, lessor, lessee or otherwise) that competes with the Company in the Business of the Company in the Restricted Territory (as defined herein), other than owning an interest in a company listed on a recognized stock exchange in an amount which does not exceed one percent (1%) of the outstanding stock of such corporation.  For purposes of this Agreement, (i) the term “Business of the Company” shall include all business activities and ventures related to providing telecommunications services or products in which the Company is engaged, plans to engage in the next twelve (12) months following termination of Executive’s employment or has engaged in during the prior twelve (12) months, as determined at any time during the employment of the Executive; and (ii) the term “Restricted Territory” means the geographical area consisting of a seventy mile radius surrounding each city (and including such city) in which the Company maintains either an office or a telecommunications facility.

4.4                                 Remedies.

(a)                                  Executive expressly acknowledges and agrees that the Business of the Company is highly competitive and that a violation of any of the provisions of Sections 4.1, 4.2 or 4.3 would cause immediate and irreparable harm, loss and damage to the Company not adequately compensable by a monetary award.  Executive further acknowledges and agrees that the time periods and territorial areas provided for herein are the minimum necessary to adequately protect the Business of the Company, the enjoyment of the Confidential Information and the goodwill of the Company.  Without limiting any of the other remedies available to the Company at law or in equity, or the Company’s right or ability to collect money damages, Executive agrees that any actual or threatened violation of any of the provisions of Sections 4.1, 4.2 or 4.3 may be immediately restrained or enjoined by any court of competent jurisdiction, and that a temporary restraining order or emergency, preliminary or final injunction may be issued in any court of competent jurisdiction, without notice and without bond.

(b)                                 It is the desire of the parties that the provisions of Sections 4.1, 4.2 or 4.3 be enforced to the fullest extent permissible under the laws and public policies in each jurisdiction in which enforcement might be sought.  Accordingly, if any particular portion of Sections 4.1, 4.2 or 4.3 shall ever be adjudicated as invalid or unenforceable, or if the application thereof to any party or circumstance shall be adjudicated to be prohibited by or invalidated by such laws or public policies, such section or sections shall be (i) deemed amended to delete therefrom such portions so adjudicated or (ii) modified as determined appropriate by such a court, such deletions or modifications to apply only with respect to the operation of such section or sections in the particular jurisdictions so adjudicating on the parties and under the circumstances as to which so adjudicated.

(c)                                  The Executive shall reimburse the Company for all reasonable costs and expenses, including but not limited to, attorneys’ fees, incurred by the Company in connection with the successful enforcement of the provisions set forth in this Agreement.

4.5                                 Company.  All references to the Company in this Article IV shall include “Affiliates” of the Company, as that term is construed under Rule 405 of the Securities Act of 1933, as amended.

4.6                                 Consideration.  The undertakings of Executive pursuant to Sections 4.1, 4.2 and 4.3 hereof are given to the Company in consideration for his employment and the payments, if any, to be made pursuant to Section 2.4 hereof.

ARTICLE V

ASSIGNMENT OF INTELLECTUAL PROPERTY

5.1                                 The Executive recognizes and agrees that all ideas, inventions, patents, copyrights, copyright designs, trade secrets, trademarks, processes, discoveries, enhancements, software, source code, catalogues, prints, business applications, plans, writings, and other developments or improvements and all other intellectual property and proprietary rights and any derivative work based thereon made, conceived, or completed by the Executive, alone or with others, during the term of his employment, whether or not during working hours, that are within the scope of the Company’s business operations or that relate to any of the Company’s work or projects (including any and all inventions based wholly or in part upon ideas conceived during the Executive’s employment with the Company) (the “Inventions”), are the sole and exclusive property of the Company.  The Executive further agrees that (1) he will promptly disclose all Inventions to the Company and hereby assigns to the Company all present and future rights he has or may have in those Inventions, including without limitation those relating to patent, copyright, trademark or trade secrets; and (2) all of the Inventions eligible under the copyright laws are “work made for hire.”  At the request of the Company, the Executive will do all things deemed by the Company to be reasonably necessary to perfect title to the Inventions in the Company and to assist in obtaining for the Company such patents, copyrights or other protection as may be provided under law and desired by the Company, including but not limited to executing and signing any and all relevant applications, assignments or other instruments.  The Company will reimburse the Executive for reasonable expenses incurred by the Executive as a result of his being required to comply with this Article.

5.2                                 Notwithstanding the foregoing, pursuant to the Employee Patent Act, Illinois Public Act 83-493, the Company hereby notifies the Executive that the provisions of this Article V shall not apply to any Inventions for which no equipment, supplies, facility or trade secret information of the Company was used and which were developed entirely on the Executive’s own time, unless (1) the Invention relates (i) to the business of the Company, or (ii) to actual or demonstrably anticipated research or development of the Company, or (2) the Invention results from any work performed by the Executive for the Company.

ARTICLE VI

MISCELLANEOUS

6.1                                 Notices.  All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given, delivered and received (a) when delivered, if delivered personally, (b) four days after mailing, when sent by registered or certified mail, return receipt requested and postage prepaid, (c) one business day after delivery to a private courier service, when delivered to a private courier service providing documented overnight service, and (d) on the date of delivery if delivered by facsimile, receipt confirmed (provided that a confirmation copy is sent on the same day by private courier service), in each case addressed as follows:

To Executive at his home address as set forth on the books and records of the Company.

To Company at:

Universal Access Global Holdings Inc.

233 South Wacker Drive

Suite 600

Chicago, Illinois 60606

Attention:   Chief Executive Officer

Phone:  312-660-5000

Fax:  312-660-1264

Any party may change its address for purposes of this paragraph by giving the other party written notice of the new address in the manner set forth above.

6.2                                 Entire Agreement; Amendments, Etc.  This Agreement contains the entire agreement and understanding of the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof.  Except as provided in Section 4.4(b), no modification, amendment, waiver or alteration of this Agreement or any provision or term hereof shall in any event be effective unless the same shall be in writing, executed by both parties hereto, and any waiver so given shall be effective only in the specific instance and for the specific purpose for which given.

6.3                                 Benefit.  This Agreement shall be binding upon, and inure to the benefit of, and shall be enforceable by, the heirs, successors, legal representatives and permitted assignees of Executive and the successors, assignees and transferees of the Company.  This Agreement or any right or interest hereunder may not be assigned by Executive without the prior written consent of the Company.  No implication shall be drawn in favor or against either party based upon the role of such party’s counsel in the drafting of this Agreement.

6.4                                 No Waiver.  No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder or pursuant hereto shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder or pursuant thereto.

6.5                                 Severability.  Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law but, if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.   If any part of any covenant or other provision in this Agreement is determined by a court of law to be overly broad thereby making the covenant unenforceable, the parties hereto agree, and it is their desire, that the court shall substitute a judicially enforceable limitation in its place, and that as so modified the covenant shall be binding upon the parties as if originally set forth herein.

6.6                                 Compliance and Headings.  The headings in this Agreement are intended to be for convenience and reference only, and shall not define or limit the scope, extent or intent or otherwise affect the meaning of any portion hereof.

6.7                                 Governing Law.  The parties agree that this Agreement shall be governed by, interpreted and construed in accordance with the laws of the State of Illinois, and the parties agree that any suit, action or proceeding with respect to this Agreement shall be brought in the courts of Cook County in the State of Illinois or in the U.S. District Court for the Northern District of Illinois.  The parties hereto accept the sole and exclusive jurisdiction of those courts for the purpose of any such suit, action or proceeding.  The sole and exclusive venue for any such action will be Cook County, Illinois.  The parties hereby waive their right to trial by jury on any such action.

6.8                                 Counterparts.  This Agreement may be executed in one or more counterparts, whether by original, photocopy or facsimile, each of which will be deemed an original and all of which together will constitute one and the same instrument.

6.10                           Recitals.  The Recitals set forth above are hereby incorporated in and made a part of this Agreement by this reference.

6.11                           Indemnification.  The Company agrees to indemnify the Executive as may be provided for under the Company’s By-Laws and/or Certificate of Incorporation.  The Company shall maintain a policy of commercially reasonable general liability and directors’ and officers’ liability insurance, which policy shall cover the Executive’s conduct as an employee, officer and director of the Company.  The indemnification and insurance requirements shall survive the termination of the Executive’s employment with the Company.

6.11                           Survival.  Notwithstanding anything to the contrary contained herein, the terms of Articles III, IV, V and VI hereof shall survive any termination of this Agreement and remain in full force and effect thereafter.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered as of the day and year first above written.

UNIVERSAL ACCESS GLOBAL HOLDINGS INC.

By:
Randall R. Lay
Its: Chief Executive Officer
Executive:

EXHIBIT A

ECONOMIC TERMS OF EMPLOYMENT AGREEMENT

Universal Access Global Holdings Inc.

Compensation.

1.                                       Salary.  During the Employment Term, the Company shall pay Executive such salary and benefits as shall be agreed upon each year between Executive and the Company.  For the Initial Term, the Company shall pay Executive a base salary of  $                                per year.  Thereafter, the Company shall review the Executive’s base salary annually.

2.                                       Bonus.  The Executive shall be eligible to earn an annual bonus in an amount equal to up to                percent (       %) of his base salary, upon the attainment (in the reasonable judgment of the Board) of certain performance objectives to be determined mutually by the Board and the Executive.  The bonus, if any, shall be payable in full no later than ninety (90) days after the end of the fiscal year for which it was earned, provided the Executive was actively employed by the Company as of the last day of such fiscal year.